Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2020 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Montage Resources Corporation on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Montage Resources Corporation on Forms S-8 (File No. 333-197207, File No. 333-218445 and File No. 333-232101) and on Forms S-3 (File No. 333-202037 and File No. 333-223996).

/s/ GRANT THORNTON LLP

Pittsburgh, Pennsylvania

March 10, 2020